Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of November 10, 2006, by and between Nabi Biopharmaceuticals, a Delaware corporation (“Nabi”), and Third Point LLC, a Delaware limited liability company (“Third Point”).

RECITALS

WHEREAS, Third Point intends to solicit written consents from Nabi’s stockholders (the “Solicitation”) to (i) remove a majority of the members of Nabi’s board of directors (the “Board”) and (ii) request that the Board fill the resulting vacancies on the Board with nominees selected by Third Point; and

WHEREAS, among other things, Nabi is willing to add to the Board certain individuals selected by Third Point and to create a Strategic Action Committee of the Board (the “SAC”), and Third Point is willing to terminate the Solicitation;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

AGREEMENTS

Section 1.1. Board Composition Matters; Nominations at 2007 Stockholder Meeting.

(a) Nabi shall as promptly as practicable, and in any event within one business day after the date hereof, take all action necessary (including the calling of a special meeting of the Board to approve such actions) to:

(i) expand the size of the Board so as to create two new directorships on the Board in accordance with Article Fifth of its Restated Certificate of Incorporation and Article III of its By-Laws, and

(ii) appoint Jason Aryeh and Timothy Lynch (collectively, the “Third Point Nominees”) to fill such newly-created directorships.

(b) At the annual meeting of stockholders of Nabi to be held in 2007 (the “2007 Annual Meeting”), Nabi shall nominate the Third Point Nominees as directors for a term commencing from the close of the 2007 Annual Meeting and shall include the Third Point Nominees on the Board’s proposed slate of nominees for election at the 2007 Annual Meeting. Prior to the 2007 Annual Meeting, Nabi shall solicit proxies for the election of the Board’s slate of nominees (including the Third Point Nominees) at the 2007 Annual Meeting.

(c) Should any Third Point Nominee resign from the Board prior to the annual meeting of stockholders of Nabi to be held in 2008, or decide not to seek appointment or election to the Board at the 2007 Annual Meeting, Third Point shall, with the consent of Nabi (which consent shall not be unreasonably withheld or delayed), be entitled to designate a reasonably qualified replacement for such Third Point Nominee as a member of the Board and as a member of the SAC, and Nabi shall take all necessary action to implement the foregoing as promptly as practicable. Any such designated replacement who becomes a Board member shall be deemed to be a Third Point Nominee for all purposes under this Agreement.

Section 1.2. Strategic Alternatives Process. (a) Nabi agrees to form the SAC as a committee of the Board with the full power and authority of the Board, subject only to the limitations on power and authority contained in Section 141(c) of the Delaware General Corporation Law, (i) to actively explore and consider for recommendation to the Board strategic alternatives for Nabi, including (A) asset acquisitions or sales, joint ventures, strategic alliances and licensing and development agreements, in each case involving the expenditure or receipt by Nabi of more than $10 million, (B) a recapitalization, and (C) the merger or sale of all or substantially all assets of Nabi (each of the transactions described in the foregoing clauses (A), (B) and (C) is referred to as a “Strategic Transaction”) and (ii) to review and consider for recommendation to the Board any clinical trial to be conducted by Nabi involving the net expenditure by Nabi (after taking into consideration any reimbursement by a third party) of more than $10 million other than any clinical trial that is currently being conducted by Nabi or that Nabi is obligated to conduct under any agreement with a third party (each, a “Qualified Expenditure”). The Board shall not approve any Strategic Transaction or Qualified Expenditure without the recommendation of a majority of the members of the SAC. Subject to the foregoing, the full Board (and not the SAC) shall have the sole power to approve any such Strategic Transaction or Qualified Expenditure.

(b) The SAC shall be comprised of five members, two of whom shall be the Third Point Nominees. The remaining three members of the SAC shall be current Board members, other than the Management Director, one of whom (the “Company Designee”) shall be designated by the Board within one business day after the date of this Agreement and two of whom (each of the two, a “Designated Board Member”) shall be designated by the Third Point Nominees within five business days of the date of this Agreement. If the Company Designee shall resign from the SAC, or become unable to serve thereon, the Board shall designate a successor, other than the Management Director, to fill the vacancy on the SAC created by such resignation or inability to serve thereon. If one or both of the Designated Board Members declines to serve on, or resigns from, the SAC, or becomes unable to serve thereon, the Third Point Nominees shall designate a successor or successors to any such Designated Board Member, which successor or successors shall be chosen from among the members of the Board, other than the Management Director. If the Third Point Nominees are required to designate a successor to any Designated Board Member or Designated Board Members and if all members of the Board, other than the Management Director, shall have declined to be designated by the Third Point Nominees as such Designated Board Member, or shall have resigned from the SAC or shall be unable to serve thereon, then the Third Point Nominees, the Company Designee and any Designated Board Member remaining on the SAC who has not resigned therefrom and who is able to serve thereon (the “Remaining Members”) shall promptly seek in good faith to identify and agree upon (by majority vote of the Remaining Members) an independent third party or parties (each, an “Independent Member”) to replace the Designated Board Member or Designated Board Members who declined to serve on, or resigned from, the SAC or was or were unable to serve thereon. If the Remaining Members are able to identify and agree upon (by majority vote of the Remaining Members) an Independent Member or Independent Members, as the case may be, they shall so advise the Board and the Board shall promptly add the Independent Member or Independent Members, as the case may be, to the Board and to the SAC. Pending the agreement of the Remaining Board Members to one or two Independent Members, as the case may be, the SAC shall be deemed to be duly constituted and shall operate in all respects as a committee of the Board as contemplated by Section 1.2(a). “Management Director” shall mean any member of the current Board who, as of the date hereof, is also an executive officer of Nabi.

(c) The five members of the SAC, once they have been all appointed to the SAC, shall (by majority vote thereof) appoint one of the Third Point Nominees to serve as Chairman of the SAC. The Chairman of the SAC shall preside at all meetings of the SAC, shall be the principal liaison of the SAC with its financial, legal and other advisors and shall generally serve with respect to the SAC in a manner comparable to the manner in which the Chairman of the Board and/or Nabi’s lead director serves with respect to the Board. All significant directions to Nabi’s financial and other advisors and all other significant actions and decisions of the SAC shall be considered and approved by the SAC. All meetings of the SAC shall be held at reasonable times and at reasonable places, and members of the SAC shall be entitled to participate in meetings telephonically.

(d) Nabi represents and warrants to Third Point that each member of the Board other than the Management Director has been asked about his or her willingness to serve on the SAC, and each such member of the Board has advised Nabi that he or she will serve on the SAC if requested to do so by the Third Point Nominees.

(e) The Company Designee and/or one or more of the Designated Board Members shall communicate to the Board all actions taken by the SAC and any significant communications with any advisor by the SAC as promptly as practicable.

(f) Third Point represents and warrants to Nabi that each Third Point Nominee has been asked about his willingness to serve on the Board and the SAC (including as Chairman of the SAC), and each such Third Point Nominee has advised Third Point that he will serve on the Board and the SAC and, if requested by the SAC, as Chairman of the SAC.

(g) At any time after the completion of the annual meeting of stockholders of Nabi to be held in 2008, the Board may in its sole discretion dissolve the SAC, and upon such dissolution the provisions of this Section 1.2 and Section 1.3 hereof shall terminate.

Section 1.3. Right to Detailed Updates. At Third Point’s option, Third Point shall have the right from time to time to be updated in detail by the Third Point Nominees, the SAC and its financial advisors as to any and all matters within the power and authority of the SAC. Third Point agrees to keep all such information it may receive confidential and shall not disclose such information to any third party other than its employees and legal counsel who have a need to know such information, provided such employees and legal counsel agree to keep such information confidential and not disclose the same. Third Point shall be responsible for any disclosure by its employees and legal counsel of any such information. Notwithstanding the foregoing, Third Point, and its employees and legal counsel to whom it discloses information such shall not be required to keep confidential any such information (i) that is made public by Nabi or any other person who is not known to Third Point to be subject to a confidentiality obligation to Nabi or (ii) that Third Point has developed on its own prior to receiving such information from a Third Point Nominee, the SAC, Nabi or any of their respective financial advisors. Third Point acknowledges that it is aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 1.5. Annual Meeting. Nabi shall hold the 2007 Annual Meeting no later than May 31, 2007, and shall give notice of the date of that meeting no later than 120 days prior to the 2007 Annual Meeting.

Section 1.6. Termination of Solicitation; Voting Agreement. (a) From the date hereof through the completion of the 2007 Annual Meeting, neither Third Point nor any of its Affiliates will, directly or indirectly, solicit proxies or consents for the voting of any voting or other securities of Nabi or otherwise become a “participant,” directly or indirectly, in any “solicitation” of “proxies” or consents to vote, or become a “participant” in any “election contest” involving Nabi or Nabi’s securities (all terms used herein and defined in Regulation 14A under the Exchange Act of 1934, as amended (the “Exchange Act”) having the meanings assigned to them therein), (ii) seek to advise or influence any person with respect to the voting of any securities of Nabi, (iii) initiate, propose or otherwise “solicit” Nabi stockholders for the approval of shareholder proposals, (iv) otherwise communicate with Nabi’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, (v) otherwise engage in any course of conduct with the purpose of causing stockholders of Nabi to vote contrary to the recommendation of the Board on any matter presented to Nabi’s stockholders for their vote or challenging the policies of Nabi or (vi) otherwise act, directly or indirectly, alone or in concert with others, to seek to control or influence the management, the Board, policies or affairs of Nabi, other than through the Third Point Nominees. For purposes of this Agreement, “Affiliate” means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first person and any employees, officers and partners of Third Point.

(b)	Until the completion of the 2007 Annual Meeting,

(i) at each meeting of stockholders of Nabi held for the purpose of electing any member of the Board, Third Point shall, and shall cause its Affiliates to, cause all voting securities of Nabi beneficially owned by each of them to be present at such meeting for purposes of establishing a quorum and to be voted (x) for the nominees recommended by the Board (provided such nominees include the Third Point Nominees), (y) on all other proposals of the Board and any proposals by other stockholders of Nabi not covered by clause (z) below, as Third Point determines is appropriate, and (z) in accordance with the recommendation of the Board on any proposals of any other stockholder of Nabi who is also proposing one or more nominees for election as director in opposition to the nominees of the Board at any such meeting. No later than five business days prior to each such meeting of stockholders, Third Point shall, and shall cause each of its Affiliates to, vote in accordance with this Section 1.6(b). Third Point shall not, and shall cause each of its Affiliates not to, revoke or change any vote in connection with any such meeting of stockholders unless such revocation or change is required or permitted in accordance with the first sentence of this Section 1.6(b); and

(ii) Third Point shall not, and shall cause its Affiliates not to, execute any written consent to approve any proposal by any other stockholder of Nabi (including a proposal for the removal and/or election of new members of the Board) that has not been recommended by the Board.

Section 1.7. Expenses. Nabi shall pay for all out-of-pocket costs and expenses incurred by Third Point and its Affiliates in connection with their efforts to induce Nabi to pursue strategic alternatives and in connection with the Solicitation, including without limitation legal fees and the fees of the proxy solicitor retained by Third Point and its affiliates. To the extent Third Point or its Affiliates have already paid any such expenses, Nabi shall promptly reimburse them for such payments. In no event shall the costs and expenses to be paid or reimbursed by Nabi pursuant to this Section 1.7 exceed $250,000.

ARTICLE II.

MISCELLANEOUS PROVISIONS

Section 2.1. Representations and Warranties.

(a)	Each of the parties hereto represents and warrants to the other party that:

(i) such party has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby,

(ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby,

(iii) the Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with their respective terms, and

(iv) this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

(b) The parties hereto acknowledge, warrant and represent that they have carefully read this Agreement, understand it, have consulted with and received the advice of counsel regarding this Agreement, agree with its terms, are duly authorized to execute it and freely, voluntarily and knowingly execute it.

Section 2.2. General.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, personal representatives and assigns of the parties hereto.

(b) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.

(c) This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

(d) All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the party to be notified at the respective addresses set forth below, or at such other addresses which may hereinafter be designated in writing:

If to Nabi:

Nabi Biopharmaceuticals

5800 Park of Commerce Boulevard, N.W.

Boca Raton, FL 33487

Attention: Thomas H. McLain

Fax No.: (561) 989-5801

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Steven R. Shoemate

                    Eduardo Gallardo

Fax No.: (212) 351-4035

and

Nutter, McClennen & Fish LLP

World Trade Center West

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: James E. Dawson

Fax No.: (617) 310-9623

If to Third Point:

Third Point LLC

390 Park Avenue

New York, NY 10022

Attention: Dan Loeb

Fax No.: (212) 224-7401

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Michael A. Schwartz

Fax No.: (212) 728-9267

(e) This Agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof.

(f) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

(g) It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person, therefore, shall be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(h) Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(i) Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the County of New Castle, for any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, proceeding or investigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any action, proceeding or investigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, proceeding or investigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America, in each case located in the County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding or investigation brought in any such court has been brought in an inconvenient forum.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

NABI BIOPHARMACEUTICALS

By: /s/ Thomas H. McLain

        Name: Thomas H. McLain

        Title: Chairman, Chief Executive Officer

                and President

THIRD POINT LLC

By:/s/ Daniel S. Loeb

        Name: Daniel S. Loeb

        Title: Chief Executive Officer